UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*



                             Network Solutions, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                              Class A Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    64121Q102
                               ------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  64121Q102                    13G                    Page 2 of 6 Pages
          -----------


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON (entities only)

      Science Applications International Corporation, 95-3630868

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

      Not Applicable.                                                   (a)  / /
                                                                        (b)  / /
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    At December 31, 1997:  11,925,000 shares of Class B Common
                                           Stock convertible into 11,925,000
                                           shares Class A Common Stock
               -----------------------------------------------------------------
 NUMBER OF     6    SHARED VOTING POWER
   SHARES
BENEFICIALLY        -0-
  OWNED BY
    EACH
 REPORTING     -----------------------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    At December 31, 1997:  11,925,000 shares of Class B Common
                                           Stock convertible into 11,925,000
                                           Shares Class A Common Stock
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      11,925,000 shares of Class B Common Stock convertible into
      11,925,000 shares Class A Common Stock
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES



--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      75.9% of Class A Common Stock
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON


      CO
--------------------------------------------------------------------------------

CUSIP No.  64121Q102                   13G                     Page 3 of 6 Pages
          -----------


Item 1(a).    Name of Issuer
---------     --------------

              Network Solutions, Inc.


Item 1(b).    Address of Issuer's Principal Executive Offices
---------     -----------------------------------------------

              505 Huntmar Park Drive
              Herndon, VA 20170


Item 2(a).    Name of Person Filing
---------     ---------------------

              Science Applications International Corporation


Item 2(b).    Address of Principal Business Office or, if none,
---------     Residence
              ---------

              10260 Campus Point Drive
              San Diego, CA 92121


Item 2(c).    Citizenship
---------     -----------

              Delaware


Item 2(d).    Title of Class of Securities
---------     ----------------------------

              Class A Common Stock


Item 2(e).    CUSIP Number
---------     ------------

              64121Q102


Item 3.       If this statement is filed pursuant to Rules 13d-1(b)
------        or 13d-2(b), check whether the person filing is a:
              -------------------------------------------------

                   (a) / / Broker or Dealer registered under Section 15 of the
              Act;

                   (b) / / Bank as defined in section 3(a)(6) of the Act;

                   (c) / / Insurance Company as defined in section 3(a)(19) of the Act;

CUSIP No.  64121Q102                     13G                   Page 4 of 6 Pages
          -----------


                   (d) / / Investment Company registered under section 8 of the
              Investment Company Act;

                   (e) / / Investment Adviser registered under section 203 of the Investment Company Act of 1940;

                   (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F);

                   (g) / / Parent Holding Company, in accordance with section
              240.13d-1(b)(ii)(G) (Note: See Item 7); or

                   (h) / / Group, in accordance with section 240.13d-
              1(b)(1)(ii)(H).

              Not Applicable


Item 4.       Ownership
------        ---------

                   (a) Amount Beneficially Owned: 11,925,000 shares of Class B
                                                  ------------------------------
              Common Stock convertible into 11,925,000 shares of Class A Common
              ------------------------------------------------------------------
              Stock
              -----

                   (b) Percent of Class: 75.9% of Class A Common Stock

                   (c) Number of shares as to which such person has:

                        (i) sole power to vote or to direct the vote
                                  11,925,000 shares of Class B Common Stock
                            ----------------------------------------------------
                            convertible into 11,925,000 shares of Class A Common
                            ----------------------------------------------------
                            Stock
                            -----

                        (ii) shared power to vote or to direct the vote
                                         -0-
                            ----------------------------------------------------

                        (iii) sole power to dispose or to direct the
                   disposition of      11,925,000 shares of Class B
                                  ----------------------------------------------
                   Common Stock convertible into 11,925,000 shares of Class
                   -------------------------------------------------------------
                   A Common Stock
                   --------------

                        (iv) shared power to dispose or to direct the
                      disposition of         -0-
                                      ------------------------------------------

CUSIP No.  64121Q102                      13G                  Page 5 of 6 Pages
          -----------


Item 5.      Ownership of Five Percent or Less of a Class
------       --------------------------------------------

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

              Not Applicable


Item 6.       Ownership of More than Five Percent on Behalf of Another Person
------        ---------------------------------------------------------------

              Not Applicable


Item 7.       Identification and Classification of the Subsidiary Which
------        Acquired the Security Being Reported on by the Parent
              Holding Company
              ---------------

              Not Applicable


Item 8.       Identification and Classification of Members of the Group
------        ---------------------------------------------------------

              Not Applicable


Item 9.       Notice of Dissolution of Group
------        ------------------------------

              Not Applicable


Item 10.      Certification
-------       -------------

              Not Applicable

CUSIP No.  64121Q102                   13G                     Page 6 of 6 Pages
          -----------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         February 11, 1998
                 ---------------------------------------------------------------
                                               Date


                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION



                 By:                  /s/ Douglas E. Scott
                    ------------------------------------------------------------
                                            Signature

                                   Senior VP/Douglas E. Scott
                 ---------------------------------------------------------------
                                            Name/Title